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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

WALTER HEWLETT SENDS LETTER TO
HEWLETT-PACKARD STOCKHOLDERS

Palo Alto, CA, January 16, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today sent the following letter to Hewlett-Packard Company (NYSE: HWP) stockholders:

January 15, 2002

Dear Fellow Hewlett-Packard Stockholder:

On September 4, 2001, Hewlett-Packard announced its intention to merge with Compaq Computer Corporation. We oppose this transaction. We are convinced that a merger with Compaq will significantly diminish the value of your investment in Hewlett-Packard on both a short-term and a long-term basis.

The market reacted strongly and negatively to Hewlett-Packard’s proposed merger with Compaq in the weeks following its announcement. Stockholder value declined by billions of dollars. A number of stockholders and many analysts have been quite outspoken about their opposition to the proposed transaction. The William R. Hewlett Revocable Trust, the William and Flora Hewlett Foundation, the David and Lucile Packard Foundation and other stockholders representing more than 18% of the shares of Hewlett-Packard have said publicly that they are opposed to this deal. Despite this, management is pressing ahead with its plan to complete the proposed merger.

In the interests of all stockholders, we will continue to actively oppose the Compaq transaction and will ask for your vote to stop it.

Hewlett-Packard is a great company. It had profits of $1.6 billion in fiscal 2001 and has a leading position in the very attractive imaging and printing market, a great consumer brand, a strong reputation with enterprise customers and a prodigious source of innovation in HP Labs; however, it also has weaknesses, including its troubled personal computer (PC) business. In some respects, Hewlett-Packard was in need of a wake-up call and the reaction to this proposed merger has certainly provided one.

We want it clearly understood that we are not advocating a “status quo” strategy for Hewlett-Packard. We advocate building on Hewlett-Packard’s strengths and dealing with its problems. We do not advocate, and indeed we strongly oppose, spending $25 billion on an acquisition that lacks strategic merit and substantially increases Hewlett-Packard’s exposure to the troubled commodity PC business. Instead, we believe that Hewlett-Packard needs to focus on what it does well, and to change and grow organically, with targeted tactical acquisitions—a strategy that has proven to be successful in the technology industry.

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THIS VOTE IS ALL ABOUT STOCKHOLDER VALUE

The following is a summary of what we believe to be the consequences of the proposed merger with Compaq:

•	THE BUSINESS PORTFOLIO WILL BE WORSE. The proposed merger would significantly dilute Hewlett-Packard’s stockholders’ interest in the profitable imaging and printing business, and significantly increase their exposure to an unprofitable PC business. The combined company would be weaker, not stronger, than Hewlett-Packard as a standalone company.

•	HEWLETT-PACKARD’S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE. The proposed merger would: (i) dramatically increase Hewlett-Packard’s market position in unattractive, low-end, commodity businesses, such as PCs and low-end servers; (ii) not materially improve Hewlett-Packard’s market position in mid-range and high-end servers and high-end services, which have higher profit margins than the profit margins for PCs; (iii) divert management’s attention and financial resources from Hewlett-Packard’s preeminent imaging and printing business; and (iv) do little to increase Hewlett-Packard’s consulting and outsourcing capabilities.

•	THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL AND UNACCEPTABLE. Examples of failed computer company combinations abound, including AT&T’s acquisition of NCR, Burroughs and Sperry’s combination to form Unisys, and Compaq’s own acquisition of Digital Equipment Corporation (DEC). No significant combination involving a computer company has ever met expectations.

The complexity of putting two companies together, in a difficult economy, when each company is currently undergoing its own transition, presents daunting challenges and unacceptable risks. Management has no experience or track record with a merger of this scale. Even if the targeted cost synergies are achieved, it is likely that merger-related revenue losses will offset or exceed them. The odds are against success in this merger—there is a serious risk of failure.

•	THE FINANCIAL IMPACT ON HEWLETT-PACKARD STOCKHOLDERS HAS BEEN AND WILL BE NEGATIVE. Based on consensus forecasts today, Hewlett-Packard would have to pay 183 times Compaq’s 2001 earnings, 73 times 2002 earnings and 37 times 2003 earnings. These numbers demonstrate clearly that the interests of Compaq’s stockholders are not the same as those of Hewlett-Packard.

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The market has twice made resoundingly clear that this combination destroys value for Hewlett-Packard stockholders—once when Hewlett-Packard’s stock price dramatically declined after the proposed merger was announced and again when Hewlett-Packard’s stock price dramatically increased after we made public our opposition. In the four months since the proposed merger was announced, Hewlett-Packard stockholders have lost $9.5 billion relative to an index of comparable companies.

While the proposed merger with Compaq would make Hewlett-Packard much bigger, we believe the company would be less focused and more troubled. It is a backward-looking strategy, trying to accomplish what Compaq failed to do by acquiring DEC and Tandem. Instead of trying to purchase the past, Hewlett-Packard should continue its long tradition of inventing and investing for the future.

We firmly believe that the Compaq transaction is not in the best interests of Hewlett-Packard stockholders over both the short and long term.

Very truly yours,

/s/ Walter B. Hewlett
Walter B. Hewlett

IMPORTANT INFORMATION

On December 27, 2001, Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation (the “Proposed Merger”). This preliminary proxy statement was revised by Amendment No. 1 to the Schedule 14A filed with the Securities and Exchange Commission on January 14, 2002 (the “Revised Preliminary Proxy Statement”). Mr. Hewlett, Mr. van Bronkhorst and the Trust will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to the Proposed Merger and may file other proxy solicitation materials regarding the Proposed Merger. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Revised Preliminary Proxy Statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the Revised Preliminary Proxy Statement, or the definitive proxy statement (when it becomes available), by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com.

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Information regarding the names, affiliation and interests of persons who may be deemed to be participants in our solicitation of proxies of Hewlett-Packard’s stockholders is available in the Revised Preliminary Proxy Statement filed with the SEC on January 14, 2002.

About Walter B. Hewlett

Walter B. Hewlett, an independent software developer, serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of the William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett.

     Contact:

Media: Joele Frank/Todd Glass Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

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